Exhibit (k)(1)

FORM OF

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

APOLLO TACTICAL INCOME FUND INC.

THIS SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between Apollo Tactical Income Fund Inc., a Maryland corporation (“Client” or the “Fund”), and BNY Mellon Investment Servicing (US) Inc., a Massachusetts corporation (“Agent”), is dated as of             .

1.        Appointment. Client appoints Agent as its transfer agent, registrar and dividend disbursing agent and Agent accepts such appointment in accordance with and subject to the following terms and conditions for all authorized shares of each class of stock (the “Shares”).

2.        Term of Agreement. Agent’s appointment hereunder shall commence on the next business day after the later of (i) the date hereof, or (ii) the date Agent has confirmed that Client’s records have been converted to Agent’s system (the “Effective Date”), and shall continue for one year thereafter (the “Initial Term”). Unless either party gives written notice of termination of this Agreement at least 90 days, prior to the end of the Initial Term, this Agreement shall automatically renew for successive additional one-year terms.

3.        Duties of Agent. Commencing on the Effective Date, Agent shall provide the services listed in Exhibit B hereto, in the performance of its duties hereunder. Agent shall act in good faith in a commercially reasonable manner and without negligence, willful misfeasance or willful misconduct in performing its duties hereunder.

4.        Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to Agent that:

(a)        it is a corporation duly organized and validly existing under the laws of its state of incorporation;

(b)        the Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable;

(c)        the Shares issued and outstanding on the date hereof have been duly registered under the Securities Act of 1933, as amended (the “Securities Act”), and such registration has become effective, or are exempt from such registration; and have been duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or are exempt from such registration;

(d)        any Shares to be issued hereafter, when issued, shall have been duly registered under the Securities Act, and such registration shall have become effective, or shall be exempt from such registration; and shall have been duly registered under the Exchange Act, or shall be exempt from such registration;

(e)        Client has paid or caused to be paid all taxes, if any, that were payable upon or in respect of the original issuance of the Shares issued and outstanding on the date hereof;

(f)        assuming the accuracy of Agent’s representations and warranties and compliance by Agent with its covenants hereunder, the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Shares in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the charter or the by-laws of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound. This Agreement has been duly authorized, executed and delivered by Client and, assuming the due execution and delivery by Agent, is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; and

(g)        Client agrees to provide to Agent the documentation and notifications listed in Exhibit C hereto according to the requirements set forth therein.

5.        Representations, Warranties and Covenants of Agent. Agent represents, warrants and covenants to Client that:

(a)        Agent is a Massachusetts corporation duly organized and validly existing under the laws of its state of organization;

(b)        Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

(c)        subject to Section 7 hereof, during the term of this Agreement, Agent shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

(d)        assuming the accuracy of Client’s representations and warranties and compliance by Client with its covenants hereunder, the execution and delivery of this Agreement, and the performance by Agent of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of Agent, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Agent is a party or by which it is bound. This Agreement has been duly authorized, executed and delivered by Agent and, assuming the due execution and delivery by Client, is enforceable against Agent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

6.        Scope of Agency.

(a)        Agent shall act solely as agent for Client under this Agreement and owes no duties hereunder to any other person. Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement (but including any activities incidental thereto), and no implied covenants or obligations shall be read into this Agreement against Agent.

(b)        In the absence of its own negligence, willful misfeasance and willful misconduct in discharging its duties as contemplated hereunder, and absent its material breach of this Agreement, Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any oral instruction, writing or document from Client reasonably believed by it to be genuine and to have been given, signed or made by the proper person or persons; (ii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; (iii) any instructions received through Direct Registration System/Profile; or (iv) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed. In addition, Agent is authorized to refuse to make any transfer that it determines in a good faith commercially reasonable manner not to be in good order.

(c)        In connection with any question of law arising in the course of Agent performing its duties hereunder, Agent may, with respect solely to questions of law specifically regarding the provision of services to Client, obtain the advice of a reasonably selected, nationally recognized outside counsel (not objectionable to Client) and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with the written opinion of such counsel; provided that Agent may not rely on such advice to act, or omit to act, in a manner inconsistent with the terms of this Agreement. Any instructions given by Client to Agent orally shall be confirmed in writing by Client as soon as reasonably practicable. Absent its own negligence, willful misfeasance or willful misconduct, and absent its material breach of this Agreement, Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in reliance upon any oral instructions that do not conform with the written confirmation received in accordance with this Section 6(d).

7.        Indemnification.

(a) Absent Agent’s material breach of this Agreement or failure to meet its Standard of Care (defined in Section 8 below), Client agrees to indemnify, defend and hold harmless Agent and its affiliates and their respective directors, trustees, officers, agents and employees from all costs, expenses, damages, liabilities or claims, including reasonable attorneys’ and accountants’ fees (collectively, “Losses”) arising directly from: (a) any action or omission to act by any prior transfer agent of Client; and (b) any action taken or omitted to be taken by Agent in connection with the provision of services to Client pursuant to this Agreement. This Section 7(a) shall survive termination of this Agreement for a period of two years.

(b) Agent agrees to indemnify Client and hold Client harmless from and against any and all Losses asserted against Client directly by reason of or as a result of Agent’s material breach of this Agreement or failure to exercise the Standard of Care set forth in this Agreement; provided however, that Agent shall not indemnify Client for those Losses to the extent arising primarily out of Client’s own willful misfeasance, willful misconduct or negligence or material breach of this Agreement. This Section 7(b) shall survive termination of this Agreement for a period of two years.

8.      Limitation of Liability.

(a)        Subject to the terms of this Section 8, Agent shall not be liable for Losses incurred by or asserted against Client, except those Losses arising out of Agent’s or an Agent affiliate’s failure to act in good faith in a commercially reasonable manner and without negligence, willful misfeasance or willful misconduct (“Standard of Care”). In no event will Agent or Client be liable to each other for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if such party has been advised of the possibility of such losses or damages and regardless of the form of action. Agent’s cumulative maximum liability for any and all Losses arising out of or related to this Agreement and regardless of the form of action or legal theory, other than Losses incurred as a result of Agent’s own intentional misconduct, bad faith or fraud, shall not exceed the fees received by Agent for services provided hereunder during the eighteen (18) months immediately prior to the date of the first such Loss; provided that if this Agreement has not been effective for eighteen (18) months, such amount shall be calculated based on the average amount of monthly fees for such period as the Agreement shall have been in effect applied to a eighteen (18) month period.

(b)        If any question or dispute arises with respect to the proper interpretation of this Agreement or Agent’s duties hereunder, Agent shall act or refrain from acting in good faith in a commercially reasonable manner and shall not be held liable or responsible for its failure or refusal to act under such circumstances until the question or dispute has been (i) judicially settled (and Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document in form and substance satisfactory to Agent and executed by Client. For such purpose, Agent may, but shall not be obligated to, require the execution of such a document.

9.      Force Majeure. Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, acts of God or similar occurrences; provided that Agent has taken steps that are commercially reasonable under the circumstances to mitigate such failures, delays or losses resulting from such activities.

10.    Market Data. Client acknowledges that Agent may provide real-time or delayed quotations and other market information and messages (“Market Data”), which Market Data is provided to Agent by certain national securities exchanges and associations who assert a proprietary interest in Market Data disseminated by them but do not guarantee the timeliness, sequence, accuracy or completeness thereof. Client agrees and acknowledges that, absent Agent’s negligence, willful misfeasance or willful misconduct, Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in any Market Data or the transmission thereof.

11.    Termination.

(a)        Client may terminate this Agreement if (i) Agent defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after Agent’s receipt of notice of such default from Client; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Agent, Agent shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

(b)        Agent may suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured thirty (30) days after Client’s receipt of notice of such failure or default from Agent; or (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client, Client shall become insolvent, or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors.

(c)        Upon termination of this Agreement, all fees earned and expenses incurred by Agent up to and including the date of such termination shall be immediately due and payable to Agent within 30 days following the effective date of such termination.

(d)        In addition to the payments required in Section 11(c) above, if this Agreement is terminated by Client for any reason other than pursuant to Section 11(a) above or by Agent pursuant to Section 11(b) above, then Client shall pay a termination fee, due and payable to Agent within 30 days following the effective date of such termination in an amount equal to six (6) times the average monthly invoice charged to Client by Agent hereunder. For purposes of this paragraph, fees for non-recurring events shall be excluded when calculating the average monthly invoice charged to Client by Agent.

(e)        Prior to termination of this Agreement, Client shall provide Agent with written instructions as to the disposition of records, as well as any additional documentation reasonably requested by Agent. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and Agent under this Agreement shall cease upon termination of this Agreement.

12.    Confidentiality.

(a)        In connection with Agent’s appointment hereunder, each party shall obtain confidential information related to the other party or its stockholders that is not available to the general public (“Confidential Information”), which Confidential Information shall include the terms and conditions of this Agreement and the exhibits attached hereto. Each party agrees that the Confidential Information shall be held and treated by it, its directors, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and, except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, subpoena or governmental authority. Confidential Information shall be used by each party and its Representatives only for the purposes for which provided and shall be disclosed by such party only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Confidential Information does not include information that (i) is now or subsequently becomes generally available to the public through no fault or breach on the part of the receiving party; (ii) the receiving party had rightfully in its possession (without any action by such party in breach of the duty to keep such information confidential) prior to disclosure to it by the disclosing party; (iii) is independently developed by the receiving party without the use of or reference to any Confidential Information; or (iv) the receiving party rightfully obtains on a non-confidential basis from a source other than the disclosing party who has the right to transfer or disclose it.

(b)        In connection with the provision of services under this Agreement, Client may direct Agent to release information, including non-public personal information (“NPPI”), as defined in Title V of the Gramm Leach Bliley Act and the regulations issued thereunder (including but not limited to Regulation P of the Board of Governors of the Federal Reserve) to Client’s agents or other third party service providers, including, without limitation, broker/dealers, custodians and depositories. In addition, Client consents to the release of information, including NPPI, (i) to any of Agent’s Representatives in connection with the services provided hereunder, provided that such NPPI is treated by Agent’s representatives as Confidential Information, and (ii) as required by law, regulation, subpoena or governmental authority. Agent shall not be liable for the release of information in accordance with the foregoing provisions.

13.    Lost Stockholders; In-Depth Stockholder Search.

(a)        Agent shall conduct such database searches to locate lost stockholders as are required by Rule 17Ad-17 under the Exchange Act, without charge to the stockholder. If a new address is so obtained in a database search for a lost stockholder, Agent shall conduct a verification mailing and update its records for such stockholder accordingly.

(b)        Agent may conduct a more in-depth search for the purpose of (i) locating lost stockholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying stockholders who are deceased (or locating their next of kin) and (iii) locating stockholders whose accounts contain two or more consecutive uncashed checks, in each case using the services of a locating service provider selected by Agent. Such provider may compensate Agent for processing and other services that Agent provides in connection with such in-depth search.

(c)        Upon locating any stockholder (or next of kin) pursuant to clause (b) above, the locating service provider shall clearly identify to such stockholder (or next of kin) all assets held in such stockholder’s account. Such provider shall inform any such located stockholders (or next of kin) that they may choose either (i) to contact Agent directly to obtain the assets in such account, at no charge other than any applicable fees to replace lost certificates, if any or (ii) to use the services of such provider for a fee, which may not exceed (A) 10% of the asset value of such stockholder’s property where the registered stockholder is a living person or (B) 20% of the asset value of such stockholder’s property where the registered stockholder is deceased or is not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Client selects a locating service provider other than one selected by Agent, then Agent shall not be responsible for the terms of any agreement with such provider and additional fees may apply.

14.    Compensation and Expenses.

(a)        Commencing on the Effective Date, Client shall compensate Agent for its services hereunder in accordance with the fee schedules listed in Exhibit B hereto.

(b)        All amounts owed to Agent hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of 50 basis points (0.50%) per month commencing forty-five (45) days from the invoice date. Client agrees to reimburse Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c)        Client shall be charged for certain expenses advanced or incurred by Agent in connection with Agent’s performance of its duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as transfer sheets, dividend checks, envelopes, and paper stock, as well as any disbursements for telephone, mail insurance, electronic document creation and delivery, travel expenses for annual meetings, link-up charges from Automatic Data Processing Inc. and tape charges from The Depository Trust Company. While Agent endeavors to maintain such charges (both internal and external) at competitive rates, these charges will not, in all instances, reflect actual out-of-pocket costs, and in some instances may include reasonable handling charges to cover internal processing and use of Agent’s billing systems.

(d)        With respect to any shareholder mailings processed by Agent, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts. Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. Any material shareholder mailing schedule changes, including, but not limited to, delays in delivering materials to Agent or changes in a mailing commencement date, may result in additional fees and/or expenses.

(e)        Upon expiration or termination of this Agreement, Client shall pay Agent a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries). This fee shall be based on Agent’s then-current deconversion fee schedule, as previously provided to Client.

15.    Notices. All notices, demands and other communications given pursuant to this Agreement shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery service, or by certified or registered mail, return receipt requested to:

If to Client:

Apollo Tactical Income Fund Inc.
9 West 57th Street, New York, NY 10019
Attn: Joseph D. Glatt

If to Agent:	with an additional copy to:

BNY Mellon Investment Servicing (US) Inc. 301 Bellevue Parkway Wilmington, DE 19809 Attn: President	Mellon Investor Services LLC Newport Office Center VII 480 Washington Blvd. Jersey City, NJ 07310 Attn: Legal Department

16.    Submission to Jurisdiction; Foreign Law.

(a)        The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

(b)        Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client or any other party being subject to the laws or regulations of any foreign jurisdiction.

17.    Miscellaneous.

(a)        Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and Agent.

(b)        Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c)        Survival of Terms. Sections 7, 8, 13 and 16 hereof shall survive termination of this Agreement and Agent’s appointment hereunder for a period of two years.

(d)        Assignment; Delegation; Subcontracting. (i) This Agreement shall be binding upon the parties hereto and their respective successors and assigns; provided that this Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay. With the written consent of the Fund (such consent not to be unreasonably withheld, conditioned or delayed), the Agent may assign this Agreement and/or its rights hereunder to any affiliate of the Agent. Such consent shall not be necessary for the delegation of certain obligations or duties to an affiliate of Agent provided that Agent remains fully and unconditionally liable, in accordance with the terms of this Agreement, for all delegated obligations or duties. (ii) Agent may subcontract with, hire, engage or otherwise outsource to Computershare Inc. with respect to the performance of any one or more of the functions, services, duties or obligations of Agent under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve Agent of any of its liabilities hereunder.

(e)        Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(f)        Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

(g)        Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(h)        Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Exhibits hereto are an integral part of this Agreement.

(i)        Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than Agent and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of Agent and Client.

(j)        Customer Identification Program. Client acknowledges that Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Agent must obtain, verify and record information that allows Agent to identify Client. Accordingly, prior to accepting an appointment hereunder, Agent may request information from Client that will help Agent to identify Client, including without limitation Client’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that Agent deems necessary. Client agrees that Agent cannot accept an appointment hereunder unless and until Agent verifies Client’s identity in accordance with the Customer Identification Program requirements.

(k)        Incentive Compensation Program. The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships. This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of obtaining of products or services by Client covered by this Agreement or which may be ancillary or supplemental to such products or services. Any such referral fees or bonuses are funded solely out of fees and commissions paid by Client under this Agreement or with respect to such ancillary or supplemental products or services.

(l)        Notwithstanding anything in this Agreement to the contrary, the obligations of the Fund entered into in the name or on behalf thereof by any director, trustee, representative, employee or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, trustees, shareholders, representatives, employees or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund. For the avoidance of doubt, if the Fund shall establish any separate series, it is acknowledged and agreed that the liabilities and obligations of each series shall be separate and apart from each other series and under no circumstance shall any series be liable for the liabilities and obligations of any other series. For the avoidance of doubt, it is acknowledged and agreed that the agreements made herein by the Fund bind and obligate only the Fund and its assets and no related, affiliated or controlling person of the Fund shall have any liability for the debts or obligations of the Fund hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

APOLLO TACTICAL INCOME FUND INC.

By:

Name:

Title:

BNY MELLON INVESTMENT SERVICING (US) INC.

By:

Name:

Title: